Exhibit 4.5

FOURTH AMENDMENT

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 17, 2002 (this “Amendment”), to the Existing Credit Agreement (as hereinafter defined), by and among (i) THE SELMER COMPANY, INC., a Delaware corporation (“Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway”), (iii) UNITED MUSICAL INSTRUMENTS USA, INC., an Indiana corporation (“UMI” and together with Selmer and Steinway, the “Borrowers”), (iv) those signatories hereto and identified on Schedule 1(as may be amended from time to time) as Guarantors (the “Guarantors”), (v) the lenders (the “Lenders”) from time to time party to the Agreement (defined below), and (vi) GMAC COMMERCIAL CREDIT, LLC, a New York limited liability company (the “Administrative Agent”), as administrative agent for the Lenders hereunder.

RECITALS

The Borrowers, Guarantors, the Administrative Agent and the Lenders have entered into the Existing Credit Agreement, pursuant to which the Lenders are providing to the Borrowers an $85,000,000 revolving credit facility, a $22,500,000 term loan facility, and a $45,000,000 term loan facility, each of which are secured by certain accounts receivable, real estate, and other collateral of Selmer, Steinway and UMI and guaranteed by the Guarantors.  The parties desire to amend certain provisions of the Existing Credit Agreement as hereinafter provided.

In consideration of the foregoing and of the mutual covenants and undertakings herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended as hereinafter provided:

ARTICLE I

Definitions

1.             Definitions.  (a) In addition to the definitions set forth in the heading and the recitals to this Amendment, the following definitions shall apply hereto:

“Agreement”  the Existing Credit Agreement as amended, supplemented or otherwise modified from time to time up to and including this Amendment.

“Existing Credit Agreement”:  the Second Amended and Restated Credit Agreement, dated as of September 14, 2000, among (i) Selmer, (ii) Steinway, (iii) UMI, (iv) the Guarantors, (v) the Lenders, and (vi) the Administrative Agent as amended or otherwise modified from time to time prior to the Fourth Amendment Effective Date.

(b)           Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.

ARTICLE II

Representations

1.             Representations.  Each of the Borrower and Guarantors hereby represents and warrants as follows:

(a)           It has full power, authority and legal right to enter into this Amendment and perform all of its respective obligations hereunder.  The execution, delivery and performance hereof is within its powers and has been duly authorized, is not in contravention of any Requirement of Law which might have a material adverse effect upon it, the Collateral, its operations, financial condition or prospects, or in contravention of the terms of its by-laws, certificate of incorporation, declaration of trust or other documents relating to its formation, as applicable, or by which it is bound, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien upon any of its assets under, the provisions of any agreement, charter, instrument, by-law, declaration of trust or other instrument to which it is a party or by which it or its assets may be bound.

(b)           It is duly organized and in good standing under the laws of its respective state of organization and it is qualified to do business and is in good standing in each jurisdiction where qualification and good standing are necessary for it to conduct its businesses and own its properties and where the failure to so qualify would have a Material Adverse Effect.

(c)           This Amendment has been duly executed and delivered on its behalf and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           The conditions contained in Article IV hereof have been satisfied.

(e)           Each of the Loan Documents is on the date hereof in full force and effect.

(f)            No Default or Event of Default has occurred and is continuing.

ARTICLE III

Amendments to Existing Credit Agreement

1.             Amendments to Section 1.  (a) Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the following defined terms:

“Selmer Revolving Interest Note”

“SMIT Revolving Interest Notes”

“Steinway Revolving Interest Note”

2.             Amendment to Section 8.2(i).  Section 8.2(i) of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

(i)            This subsection intentionally deleted.

3.             Amendment to Section 8.18.  Section 8.18 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.18         This section intentionally deleted.

4.             Amendment to Section 9.4.  Section 9.4(a) of the Existing Credit Agreement is hereby amended by adding the following:

“9.4(a)    Be or become liable in respect of any Guarantee Obligation except (i) Guarantee Obligations in connection with the Senior Subordinated Notes, (ii) ITT Guarantees from time to time outstanding having a maximum liability at any one time outstanding not to exceed $2,000,000, and (iii) other Guarantee Obligations (A) that could otherwise have been incurred in the ordinary course of business but for the provisions of this Section 9.4(a), and (B) for which written consent from the Administrative Agent has been obtained, which consent will not be unreasonably withheld.”

5.             Amendment to Section 9.9.  Section 9.9 of the Existing Credit Agreement is hereby amended by inserting in the first line after the heading “Limitations on Investments” the word (a) and by adding the following section 9.9(b):

“(b)         Notwithstanding anything in the contrary in Section 9.9(a) above, Investments not to exceed $250,000 annually to fund Borrowers’ Supplemental Executive Retirement Plan (SERP) shall be permitted provided (i) prior written consent of the Administrative Agent is obtained, which consent shall not be unreasonably withheld, and (ii) no such Investment shall occur or be permitted during the continuance of any Event of Default”

6.             Amendment to Section 9.12.  Section 9.12 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 9.12           This section intentionally deleted.

ARTICLE IV

Conditions of Effectiveness

This Amendment, and the modifications to the Existing Credit Agreement provided for herein, shall become effective on the date (the “Fourth Amendment Effective Date”) on which all of the following conditions have been (or are currently being) satisfied:

1.             This Amendment shall have been duly executed and delivered by each party hereto.

2.             Each of the representations and warranties made by the Borrowers and Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date as if made on and as of such date (except to the extent the same relate to another, earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.             No Default or Event of Default shall have occurred and be continuing.

4.             All corporate and other proceedings, and all documents, instruments, and other legal matters in connection with the transactions contemplated by the Existing Credit Agreement and this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent, and the

Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE V

Miscellaneous

1.             Payment of Expenses.  Without limiting its obligations under Section 12.8 of the Agreement, the Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its reasonably costs and expenses incurred in connection with this Amendment, including, without limitation, the reasonable costs and expenses of counsel to the Administrative Agent and expressly acknowledge that their obligations hereunder constitute “Obligations” within the meaning of the Existing Credit Agreement.

2.             No Other Amendments; Confirmation.  Except as expressly amended, modified and supplemented hereby and by the documents related hereto, the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect.

3.             Affirmation by Loan Parties.  Each Loan Party hereby reaffirms its obligations under the Loan Documents executed by such Loan Party.

4.             Governing Law; Counterparts.  (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts take together shall be deemed parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts take together shall be deemed to constitute one and the same instrument.  A set of the copies of this Amendment signed by all the parties shall be lodged with each of the Borrowers and the Administrative Agent, as the Administrative Agent.  This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

THE SELMER COMPANY, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

STEINWAY, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

UNITED MUSICAL INSTRUMENTS USA, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

GMAC COMMERCIAL CREDIT, LLC,
as Administrative Agent

By:	/s/ Robert Richardson
Title:	Vice President

GMAC COMMERCIAL CREDIT, LLC,
as Lender

By:	/s/ Robert Richardson
Title:	Vice President

FLEET CAPITAL CORPORATION,
as Lender

By:	/s/ Mark Schafer
Title:	Vice President

GUARANTY BUSINESS CREDIT CORPORATION,
as Lender

By:	/s/ James E. Casper
Title:	Senior Vice President

SCHEDULE I

GUARANTORS

Steinway Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Senior Executive Vice President

800 South Street
Suite 425
Waltham, MA 02453

Emerson Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

28135 West Hively Avenue
Elkhart, IN 46517

The Steinway Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

600 Industrial Parkway
Elkhart, IN 46516

The SMI Trust,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Trustee

800 South Street
Suite 245
Waltham, MA 02453

S&B Retail, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

455 Route 17 South
Paramus, NJ 07652
Boston Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title:	Executive Vice President

37-11 19th Avenue
Long Island City, NY 11105

The O.S. Kelly Corporation,
Guarantor

By:	Dennis M. Hanson
Title:	Executive Vice President

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503

United Musical Instruments Holdings, Inc.,
Guarantor

By:	Dennis M. Hanson
Title:	Executive Vice President

100 Industrial Parkway
Elkhart, IN 46516